Exhibit 99
2009 Annual Meeting of Stockholders
Camco Financial Corporation
May 19, 2009
3:00 P.M. — Cambridge Country Club
                     60755 Southgate Road
          Byesville, Ohio
Chairman’s Agenda
Good afternoon and welcome to the 2009 Stockholders’ Meeting of Camco Financial Corporation.
My name is Jim Huston, Chairman of the Board and CEO of Camco Financial Corporation and will serve as Chairman of this annual meeting and I would like to call the meeting to order.
1.	Introductions:

■	James E. Brooks	SVP/Chief Financial Officer/Treasurer – Camco Financial & Advantage Bank

■	David S. Caldwell	SVP/Corporate Secretary – Camco Financial

■	Matthew T. Smith, Esq.	General Counsel – Camco Financial Corporation — and - President & CEO – Camco Title Agency

■	Edward A. Wright	SVP/Operations/Information Technology

■	James W. Chugg	SVP/Human Resources

■	Mark A. Olson	VP/Residential & Consumer Lending

■	Troy D. Greenwalt	SVP/Chief Lending Officer

■	Larry S. Christ	SVP/Chief Credit Officer

2.	At this time I would like to recognize our Camco Board of Directors: (in alphabetical order) [Please stand to be recognized as called]

Andrew S. Dix. is Publisher of The Daily & Sunday Jeffersonian, Cambridge, Ohio. Prior to joining the Daily & Sunday Jeffersonian in 2006, he was the Advertising Director for The Alliance Review from 1998 to 2006. He has been a member of Camco’s Board since December 2007.

Terry A. Feick retired as the Superintendent of Schools for the Washington Court House City Schools in December 2001, a position he had held since 1991. He has been a member of Camco’s Board since 2000.

Edward D. Goodyear is Treasurer Agricultural Lands, Inc., a position he has held since 1999. He has been a member of Camco’s Board since 2006.

Paul D. Leake retired in June 2001 as the President and Chief Executive Officer of First Bank for Savings, a position he had held since 1976. He has been a member of Camco’s Board since 1996.

Carson K. Miller is the owner of Marietta Rare Coins & Collectibles, an internet-based business. Dr. Miller retired in 2002 as the President of Washington State Community College in Marietta, Ohio, a position he had held since 1985. He has been a member of Camco’s Board since 2001.

Douglas F. Mock is president of Mock Woodworking Co., Zanesville, Ohio, a position he has held since 1986. He has been a member of Camco’s Board since 2005.

Jeffrey T. Tucker, Lead Director is a Certified Public Accountant and a partner in the accounting firm of Tucker & Tucker, Cambridge, Ohio, a position he has held since 1984. He has been a member of Camco’s Board since 1987.

J. Timothy Young, is a certified financial planner, is the Senior Vice President of Hamilton Capital Management, Inc, Columbus, Ohio, a position he has held since 2003. From 2000 to 2003, Mr. Young was self-employed as an attorney and consultant representing individuals and businesses. He has been a member of Camco’s Board since 2005.

I would note that directors Paul Leake, Doug Mock and myself, Jim Huston are standing for re-election at this meeting.

[Thank You]

3.	I would also like to recognize:

From Camco’s independent, registered public auditors, the firm of Plante & Moran :

Kris Hoefler — Partner

From Camco’s Corporate and SEC counsel, Vorys, Sater, Seymour & Pease:

Michael Martz — Partner

4.	Mr. Caldwell will serve as Secretary for the 2009 Annual Meeting of Stockholders and any adjournment thereof.

5.	We have appointed two inspectors of election to tabulate all votes cast during this stockholders meeting and any adjournment thereof;
■	Sharon Chorey - Assistant Corporate Secretary, CFC

■	Kris Tipton - VP/ Principle Accounting Officer, CFC
6.	There are 7,155,595 Shares of Camco Financial Corporation common stock outstanding and eligible to be voted at this Stockholders Meeting or any adjournment thereof. A total of shares are represented at this meeting in person or by proxy, equaling % of the outstanding shares. Therefore, a quorum is present and I declare this meeting duly convened and ready to transact business.

7.	The Board of Directors, by resolution approved at our December 10, 2008 meeting, appointed me to serve as the Board’s proxies to vote all of the Camco shares submitted by proxy.

8.	A copy of the Company’s list of stockholders is available at this meeting for review by any stockholder upon request.

9.	The Minutes of last year’s Annual Meeting, held on April 22, 2008, were made available to all of you as a part of the registration for this meeting.
■	Call for approval. /

■	Motion/Second/Discussion/Vote (Voice) – all in favor Aye; any opposed, Nay.

■	Motion carries.
[Annual Report Presentation] — Exhibit A
10. Since no other business was submitted for this annual meeting, the only matter for stockholders to consider is the election of three (3) persons to the Board of Directors of Camco for terms expiring in 2012.
Those Directors whose terms are expiring and who have been nominated by the Board for re-election are:
[in alphabetical order – as previously introduced]
Paul D. Leake
Douglas F. Mock
James E. Huston

Camco’s By-Laws require that nominations for directors should have been made in writing to the Secretary by February 4th, 2009 immediately preceding this Annual Meeting. The Secretary did not receive any other nominations.

Having tallied all of the votes submitted for this annual meeting. I can advise that Paul, Doug and myself have been duly elected for terms expiring in 2012. [Each Director received more than 85% of eligible votes cast.]

I also want to share this General Information:

The Audit & Risk Management Committee of the Board of Directors has engaged Crowe Horwath, Int’l to continue to serve as the Company’s independent internal auditors for 2009 and Plante & Moran, to continue to serve as Camco’s independent registered public auditing firm for calendar year 2009.

11.	I invite any stockholder comments or questions. [Note: as necessary, I will repeat the question, respond or turn to Jeff Tucker, James Brooks for any additional response or additional response].

12.	Adjournment:
■   Motion:
■   Second:
      Motion carries.

Exhibit A
2009 Annual Stockholders Meeting Presentation
May 19, 2009
I would like to provide a few comments and some updates and then be available for questions.
1) Dividends
On May, 1, 2009 we received a letter from the Federal Reserve Bank that stated we should begin deferring our trust preferred dividend and terminate our common stock dividend. The letter said this was being done to preserve capital. Just to provide perspective our tier one based capital rating is:

Advantage Bank			CFC
6.89%	@	12/31/08	7.39%	@	12/31/08
7.19%	@	3/31/09	7.70%	@	3/31/09
7.21%	@	4/30/09 *	7.73%	@	4/30/09*

*	Proforma (Bank does not mark securities/investments to market monthly)
At a level of 5% you are generally considered well capitalized by your regulator. As you can see we well surpass that level.
2) Loan Volume
Our mortgage loan production has been:

$58,294,378	thru May 18th

$58,702,226	for 2008

$110,216,885	for 2007

3) Deposit Growth
We have grown deposits at the Bank during these difficult times.
We grew deposits by 4.59% in 2008.
Our deposits were:

$692,184,123	@	12/31/07

$723,956,017	@	12/31/08

$720,263,736	@	3/31/09

$721,990,877	@	4/30/09
4) Commercial Loan Growth
We will operate as a community Bank and serve our markets as a “Community Bank.”
5) Liquidity
Advantage Bank continues to have a substantial amount of liquidity.
Our balance sheet is:

As of 12/31/08	$73,278,937

3/31/09	$79,770,997

4/30/09	$88,926,596
with additional capacity of $ 58,386,437 currently. (9.24% access as of 4/30).

6) Asset Quality
As we discussed with our first quarter results, our delinquency fell $11 million from February to March. Our non-performing loans were reduced by $ 914,000. We continue to manage our real estate owned.
I will now open the floor for any questions.